Exhibit 5.1

January 3, 2006

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255

Re:	Bank of America Corporation Market-Maker Prospectus

Ladies and Gentlemen:

We have acted as counsel to Bank of America Corporation, a Delaware corporation (the “Corporation”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) that is being filed on the date hereof with the Securities and Exchange Commission by the Corporation pursuant to the Securities Act of 1933, as amended. The Registration Statement includes a market-maker prospectus intended for use by the Corporation’s direct or indirect wholly-owned subsidiaries in connection with offers and sales related to secondary market transactions in Debt Securities previously issued by the Corporation and its predecessors (the “Debt Securities”).

We have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

Based on the foregoing, we are of the opinion that the Debt Securities were validly authorized and issued by the Corporation, or assumed by the Corporation, as the case may be, and are binding obligations of the Corporation, subject to applicable bankruptcy, reorganization, insolvency, receivership, conservatorship, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and similar bank regulatory powers and to the application of principles of public policy.

This opinion is rendered to you and for your benefit solely in connection with the registration of the Debt Securities to be offered and sold by the Corporation’s subsidiaries in market-making transactions. This opinion may not be relied on by you for any other purpose and may not be relied upon by, nor may copies thereof be provided to, any other person, firm, corporation, or entity for any purposes whatsoever without our prior written consent. Notwithstanding the foregoing, we hereby consent to be named in the Prospectus as attorneys who passed upon the legality of the Debt Securities and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ HELMS MULLISS & WICKER, PLLC

HELMS MULLISS & WICKER, PLLC